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                                                                    Exhibit 7.14

                                                           RIVERSIDE GROUP, INC.

August 30, 1999

Imagine Investments, Inc.
8150 North Central Expressway
Dallas, Texas 75206

Attn: Gary Goltz, illegible

Dear Ladies and Gentlemen:

     Pursuant to that certain "Stock Pledge Agreement" between Riverside Group, Inc. ("Riverside") and Imagine Investments, Inc. ("Imagine") of even date herewith, Riverside has pledged to Imagine 921,845 shares of the issued and outstanding common capital stock of Wickes, Inc. (the "Stock") currently standing in the name of Riverside as security for the loan made by Imagine to Riverside on even date herewith (the "Loan"). Pursuant to Section 8.1 of the Stock Pledge Agreement, Riverside hereby requests that Imagine release its lien on 81,970 shares of the Stock (the "Released Shares") so that those shares may be sold. Imagine hereby represents that the proceeds from the sale of the Released Shares, in accordance with Section 8.1 of the Stock Pledge Agreement, will be used and applied towards those items set forth on Exhibit A attached hereto and incorporated herein by reference. Furthermore, as set forth in
Section 8.4 of the Stock Pledge Agreement, the proceeds from the sale of the Released Shares will be deposited into a restricted account, and disbursement therefrom shall require the signature of Harry Carneal or an authorized Imagine representative.

     With your permission, Riverside has not delivered the certificates evidencing the Released Shares to Imagine for the closing of the Loan. Instead, in the interest of time, Riverside has retained the certificates and will immediately make the necessary arrangements to sell the Released Shares.

     Please acknowledge your agreement to the foregoing and the release and sale of the Released Shares for the purposes set forth on Exhibit A by signing below where provided.

Sincerely,

Riverside Group, Inc.

     /s/ Catherine J. Gray
By: ______________________________
    Catherine J. Gray
Title:  Senior Vice President

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Imagine Investments hereby agrees to release the
Released Shares from the lien created thereon by the Stock Pledge Agreement in order for the Released Shares to be sold for those purposes set forth on Exhibit A this 30/th/ day of August, 1999.

Imagine Investments, Inc.

     /s/ Harry T. Carneal
By: __________________________
    Harry T. Carneal
Title: Executive Vice President